Exhibit 99.1

NEWS RELEASE

Contact:        David Kimichik        Elise Chittick        Scott Eckstein
Chief Financial Officer        Investor Relations    Financial Relations Board
(972) 490-9600        (972) 778-9487    (212) 827-3766

ASHFORD HOSPITALITY TRUST APPOINTS ARCHIE BENNETT, JR. AS CHAIRMAN EMERITUS AND MONTY J. BENNETT AS CHAIRMAN OF THE BOARD

Company Also Announces Expansion of Board and Appointment of New Directors
DALLAS, December 24,2012 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) has announced that Chairman Archie Bennett, Jr. will retire on his 75th birthday, January 18, 2013, consistent with the Company’s Corporate Governance Guidelines.  On January 19, 2013, he will assume the role of Chairman Emeritus and advisor to the Company providing his expertise and insights to the Company on various initiatives and projects. Monty J. Bennett, who has served as Director and Chief Executive Officer of the Company since its formation in August 2003, will succeed him in his role as Chairman, effective January 19, 2013.
“On behalf of the Company and the Board of Directors, I want to thank my father, Archie Bennett, Jr., for his many years of service and leadership to Ashford.  His decades of industry knowledge and experience have been invaluable to the Company and significantly contributed to our total shareholder return outperformance versus our peers since our initial public offering in August, 2003.  It has been a privilege to have him as our Chairman these past nine years and we look forward to his continued contributions to our success as Chairman Emeritus,” said Monty J. Bennett.

The Company has also announced that the Board of Directors has appointed W. Michael Murphy as its new lead Director, replacing Mr. Martin L. Edelman.  Mr. Murphy, the Head of Lodging and Leisure Capital Markets for First Fidelity Companies, has been a Director since the Company’s formation in August 2003.
In connection with these events, the Board of Directors has modified the Company’s Corporate Governance Guidelines to increase the size of the Board from seven to nine members and to rotate several members and chairmanships of the Board’s committees.  Effective as of January 19, 2013, the Company is pleased to announce that Mr. Douglas A. Kessler, the Company’s President, and Mr. Kamal Jafarnia have been appointed to the Board.  Mr. Kessler will continue to serve the Company as President, as he has done since January 2009.  Prior to being appointed President, Mr. Kessler was Ashford’s Chief Operating Officer and Head of Acquisitions since the Company’s formation.  Mr. Jafarnia, who holds a B.A. from the University of Texas, a J.D. from Temple University School of Law, and an L.L.M. from Georgetown University Law Center, has over 15 years of experience in the real estate and financial services industry as an attorney, owner, principal, compliance officer and executive.  Mr. Jafarnia is currently counsel in the Financial Services & Products Group and a member of the REIT Practice Group in the New York office of Alston & Bird, LLP.
Monty J. Bennett commented, “The Board of Directors will be greatly enhanced by the additions of Mr. Kessler and Mr Jafarnia. Mr. Kessler has already been instrumental in the growth and success of Ashford since its initial public offering and has demonstrated great leadership ability in his role as our President. Mr. Jafarnia has had many years of experience as a real estate securities lawyer in the REIT industry, which will greatly benefit the Company as Ashford continues to grow.”
The Company’s Board of Directors has already initiated a search to fill the last vacancy resulting from the increase in the Board’s size.
Effective January 19, 2013, Ashford announced that the Board’s Committees will be comprised of the following members:

•	Audit Committee: Thomas E. Callahan – Chairman, W. Michael Murphy, Philip S. Payne

•	Nominating/Corporate Governance Committee: Martin L. Edelman – Chairman, Benjamin J. Ansell, Kamal Jafarnia

•	Compensation Committee: Benjamin J. Ansell – Chairman, Thomas E. Callahan, Kamal Jafarnia
Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure. Additional information can be found on the Company's website at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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